Exhibit 99.1

Regional Health Properties, Inc. Set to Join Russell Microcap® Index

ATLANTA, GA, June 28, 2021 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) (“RHE” or the “Company”), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, has joined the Russell Microcap® Index at the conclusion of the 2021 Russell indexes annual reconstitution effective upon the US market open on June 28, 2001, in accordance with a final list of additions posted June 28, 2001.

Membership in the Russell Microcap® Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Brent Morrison, Regional Health Properties’ Chief Executive Officer and President, commented, “Inclusion in the Russell index will provide a welcome opportunity for us to reach a wider audience of potential investors as the fundamentals of our business begin to stabilize following the pandemic and its impact on the senior living and long-term care markets. We are proactively taking actions to improve the performance of our portfolio and strengthen our balance sheet, which we believe improves our investment profile.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Microcap® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

RHE currently owns, leases, manages for third parties and operates, 24 facilities (12 of which are owned by RHE, eight of which are leased by RHE, three of which are managed by RHE for third parties and one of which is leased and operated by RHE). Effective January 1, 2021, the Company commenced operation of one previously subleased facility as a portfolio stabilization measure.

For more information, visit www.regionalhealthproperties.com.

Exhibit 99.1

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede

Exhibit 99.1

our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by our operators in connection therewith, and the extent to which government support may be available to our operators to offset such costs and the conditions related thereto; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the SEC from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
Benjamin A. Waites	Brett Maas
Chief Financial Officer and Vice President	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
ben.waites@regionalhealthproperties.com	brett@haydenir.com